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                                                                     EXHIBIT 2.3




                          PRODUCT ACQUISITION AGREEMENT

                                     BETWEEN

                              PUMA TECHNOLOGY, INC.

                              D/B/A/ PUMATECH, INC.

                                       AND

                             SWIFTTOUCH CORPORATION

                                      DATED

                                NOVEMBER 7, 2000



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                          PRODUCT ACQUISITION AGREEMENT

          THIS PRODUCT ACQUISITION AGREEMENT is entered into as of November 7, 2000 ("Effective Date"), by and between Puma Technology, Inc., d/b/a Pumatech, Inc., a Delaware corporation ("Purchaser"), and SwiftTouch Corporation, a Delaware corporation ("Seller").

                                    RECITALS

          A. Seller owns all right title and interest in and to certain Software Products (as defined herein) and Personal Property.

          B. Purchaser desires to acquire the Software and the Personal Property from Seller.

          C. The parties desire that Seller sell, assign, transfer and convey to Purchaser, and Purchaser purchase from Seller the Software and Personal Property upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings set forth or referenced below: ]

          1.1 "ANCILLARY DOCUMENTS" shall mean the documents or agreements required by this Agreement to be executed or delivered by either party and attached hereto as EXHIBIT A and EXHIBIT B.

          1.2 "SOFTWARE PRODUCTS" shall mean the software products listed on SCHEDULE 1.2 hereto.

          1.3       "ENCUMBRANCES" shall have the meaning set forth in Section
4.4 hereof.

          1.4       "EXCLUDED LIABILITIES" shall have the meaning set forth in
Section 2.2 hereof.

          1.5 "INTANGIBLE ASSETS" shall mean all of Seller's interests in intellectual property rights, software and data related to or used by Seller in connection with Software Products as of the Closing Date, including without limitation, (i) the patents, trademarks, service marks, copyrights and applications therefor and registrations thereof, trade names and trade styles listed on SCHEDULE 1.5 hereto, (ii) the US Patent Application 09/648261 (the "Patent Application"), as more fully described in SCHEDULE 1.5, (iii) all rights under the prepaid license agreement dated as of March 31, 1999, as amended, between Seller, as successor-in-interest to Omnicontact Corporation, and Lernout & Hauspie (the "L&H License"), as more fully described in SCHEDULE 1.5; (iv) all trade

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secrets and know-how, processes, formulae, business and marketing plans specific to the Software Products, and confidential and other proprietary information owned by Seller specific to the Software Products or that may be assigned by Seller; and (v) the computer software and data, including without limitation, all source and object codes, all developer notes and documentation, all manuals and other user materials, all publishing rights with respect thereto and rights to derivations and modifications thereof, and all intangible data comprising or related to the Software Products as of the Effective Date.

          1.6 "PERSONAL PROPERTY" shall mean all servers and personal computers and related computer hardware, equipment and other personal property owned by Seller, as more fully described on Schedule 1.6.

          1.7       "PURCHASE PRICE" shall have the meaning set forth in Section
2.3 hereof.

          1.8 "TRANSFER TAXES" shall mean all sales taxes, use taxes, conveyance taxes, transfer taxes, filing fees, recording fees, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Software Products, Intangible Assets and Personal Property hereunder, except federal, state or local income or similar taxes based upon or measured by revenue, income, profit or gain from the transfer.

          1.9 "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts fee or tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

          1.10 "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

          1.11 "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

          1.12 "CODE" shall mean the Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.

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                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS;


          2.1 PURCHASE AND SALE. Subject to and upon the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser purchases from Seller, all of Seller's right, title and interest in and to the Software Products, Intangible Assets and Personal Property.

          2.2 RETAINED OBLIGATIONS. Purchaser does not assume, and Seller does not transfer or assign, any liabilities or obligations of Seller existing prior to or on the Closing Date, whether or not related to the Software Products, and whether presently fixed and determined, contingent or otherwise. All such liabilities and obligations ("Excluded Liabilities") shall remain liabilities of Seller. Seller shall be solely liable to perform and discharge such liabilities and obligations. Excluded Liabilities shall include, without limitation, the following:

                    (i) Transfer Taxes and any federal, state or local taxes, including, but not limited to, income or similar taxes based upon or measured by revenue, income, profit or gain from the transfer of the Software Products, Intangible Assets or Personal Property, or the operation of Seller's business prior to and subsequent to the Closing Date;

                    (ii) any outstanding obligations of Seller for borrowed money due to banks or other lenders or to any creditors;

                    (iii) any obligation of Seller for legal, accounting or other professional fees, or any other costs or expenses of Seller which are related to the consummation of the transactions contemplated herein;

                    (iv) any and all obligations related to the Software Products or any license to the Software Products existing prior to the Closing Date, including under Third Party Licenses (as defined below); and

                    (v) warranty liabilities, support obligations and all other liabilities and obligations with respect to Software Products licensed by Seller prior to the Closing Date.

          2.3 PURCHASE PRICE; ESCROW. (a) In consideration for the purchase of the Software Products and Intangible Assets, Purchaser shall deliver to Seller the amount of $320,000 (Three Hundred and Twenty Thousand Dollars) and issue to Seller 100,000 (One hundred Thousand) shares of Purchaser Common Stock on the Closing Date. The shares of Purchaser Common Stock to be issued in connection with this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act

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and such other laws or pursuant to an exemption therefrom. Purchaser shall use commercially reasonable efforts to prepare and file, within 90 days of the Closing Date, a registration statement with the Securities and Exchange Commission (the "SEC") covering the resale of such shares of Purchaser Common Stock issued in connection with this Agreement and Purchaser will use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable under the filing and to keep such registration statement effective until the earlier of 18 months year after the effectiveness of such registration statement or such time as Purchaser receives written notice that the disposition of all Purchaser Common Stock has been completed. Purchaser's obligation in the preceding sentence to file the registration statement is subject to the condition that Seller or any permitted transferee provide Purchaser promptly all information relating to it for inclusion in such registration statement. (b) On the Closing Date, and pursuant to the escrow agreement attached hereto as EXHIBIT C, Seller shall deposit with the Escrow Agent (as defined below) 12,000 shares of Purchaser Common Stock issued to Seller at the Closing (the "Escrow Shares").

          2.4 TAX CONSEQUENCES. The transactions contemplated by this Agreement are intended to constitute a taxable sale of assets for federal and state income tax purposes. Purchaser does not warrant or represent that the tax consequences of the transactions hereunder and Seller has had an opportunity to review with its own tax advisors the tax consequences of the transactions contemplated by this Agreement, and Seller relies solely on its advisors and not on any statements or representations by Purchaser.

          2.5 ALLOCATION OF PURCHASE PRICE. Purchaser and Seller agree that the Purchase Price shall be allocated as follows: $500,000 shall be allocated to the L&H License; $1,300,000 shall be allocated to the Software Products; and $20,000 shall be allocated to the Personal Property.

          2.6 TRANSFER TAXES. All Transfer Taxes shall be promptly paid by Seller.

                                   ARTICLE III

                                   THE CLOSING

          3.1 TIME AND PLACE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time, on November __, 2000 at the offices of General Counsel Associates LLP, 1891 Landings Drive, Mountain View, CA 94043, or at such other time and place as the parties hereto may agree. The date on which the Closing actually takes place is sometimes referred to herein as the "Closing Date."

          3.2 SELLER'S OBLIGATIONS AT CLOSING. At the Closing, Seller shall:

                    (a) execute and deliver to Purchaser (i) a bill of sale and assignment (the "Bill of Sale"), in substantially the form of EXHIBIT A, (ii) the patent assignment (the "Patent Assignment") in substantially the form of EXHIBIT B; and the Escrow Agreement in substantially the form of EXHIBIT C.

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                    (b)       execute and deliver to Purchaser such other
instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser all rights and interests in, and good and valid title to, the Software Products, Intangible Assets and Personal Property;

                    (c) deliver the Personal Property to Purchaser's offices located in Nashua, New Hampshire within three businees days after the Closing Date; and

                    (d) execute and deliver to Purchaser a receipt for the Cash Payment.

          3.3       PURCHASER'S OBLIGATIONS AT CLOSING. At the Closing:

                    (a)       Purchaser shall deliver to Seller the Cash
Payment;

                    (b) Purchaser shall execute and deliver to Seller the Bill of Sale and the Escrow Agreement;

                    (c) At the Closing, Purchaser shall cause one stock certificates representing 88,000 shares of Purchaser Common Stock to be issued in the name of SwiftTouch Corporation and delivered to Dan Hoy; and

                    (d) At the Closing, Purchaser shall cause one stock certificate, representing 12,000 shares of Purchaser Common Stock to be issued in the name of SwiftTouch Corporation and for such stock to be deposited with and U.S. Bank Trust National Association to act as escrow agent (the "Escrow Agent"), under the Escrow Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Subject to and except for the information which is set forth on a list of exceptions, contained in the Disclosure Schedule attached as SCHEDULE 4 hereto, Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

          4.1 ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a foreign corporation and is in good standing in Massachusetts.

          4.2 AUTHORIZATION. This Agreement and all of the Ancillary Documents to which Seller is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller and constitute, or will constitute, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of

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judicial discretion in accordance with such principles. Seller has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Documents.

          4.3 NO CONFLICTS; CONSENTS. The execution and the delivery of this Agreement and the Ancillary Documents by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) to the knowledge of Seller, any judgment, order, decree, rule, law or regulation of any court or governmental authority, foreign or domestic, or
(iii) any provision of any agreement, instrument or understanding to which Seller is a party or by which Selleror any of its properties or assets is bound, will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Assets. No material consent of any third party or any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

          4.4 TITLE TO ASSETS. Seller has good, valid and marketable title to all of the Software Products, Intangible Assets and Personal Property sold by Seller. The Software Products, Intangible Assets and Personal Property are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all material claims, liabilities, liens, pledges, mortgages, restrictions and encumbrances of any kind, whether accrued, absolute, contingent or otherwise ("Encumbrances") affecting them, except as provided in Section 4.7 with respect to previously granted Third Party Licenses. Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser good, valid and marketable title and all the Seller's right and interest in and to the Software Products, Intangible Assets and Personal Property, free and clear of any Encumbrances, except as provided in Section 4.7 with respect to previously granted Third Party Licenses.

          4.5 LITIGATION AND CLAIMS. There are no claims, actions, suits, proceedings or investigations in progress or pending before any court or governmental agency, against or relating to the Software Products, any of the Intangible Assets or any of the Personal Property, nor, to the best of Seller's knowledge, any threat thereof. Seller is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Software Products, any of the Intangible Assets or any of the Personal Property.

          4.6 ACCURACY OF MATERIAL FACTS; COPIES OF MATERIALS. No representation, warranty or covenant of Seller contained in this Agreement or in the Ancillary Documents contains or shall contain any untrue statement of a material fact or omits to state material facts necessary in order to make the statements contained therein not misleading. Seller has delivered to Purchaser complete

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and accurate copies of each Third Party License.

          4.7       PROPRIETARY RIGHTS.

                    (a) Seller owns all right, title and interest in and to the Software Products and Intangible Assets, free and clear of all claims and Encumbrances (including, without limitation, distribution rights). The Intangible Assets include all of the patents, patent applications trademarks, trade names, service marks and copyrights, and any applications for and registrations of such rights, and all processes, formulae, methods, schematics, technology, know-how, computer software and proprietary information that comprise the Software Products as in existence on the Closing Date. Other than pursuant to the L&H License, the Software Products do not include any technology or software owned by a third party.

                    (b) SCHEDULE 4 contains a list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any licenses or other rights granted by or through Seller with respect to the Software Products or any Intangible Asset.

                    (c) All of Seller's trademark or tradename registrations, if applicable, related to the Software Products and all of Seller's copyrights in any of the Software Products are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights.

                    (d) No claims have been asserted against Seller (and Seller is not aware of any claims that are likely to be asserted against Seller or which have been asserted against others) by any person challenging Seller's use or distribution of the Software Products or Intangible Assets. To Seller's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence that could in any material way relate to or interfere with the continued enhancement and exploitation by Purchaser of any of the Software Products.

                    (e) To Seller's knowledge, none of the Software Products or Intangible Assets infringes on the rights of, constitutes misappropriation of, or involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

                    (f) Seller has not granted any third party any right to manufacture, reproduce, distribute, market or exploit the Software Products or Intangible Assets, or any adaptations, translations, or derivative works based on the Software Products or Intangible Assets, or any portion thereof, except as set forth on SCHEDULE 4. Except as provided on Schedule 4, no third party has any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Software Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C.
Section 101.

                    (g) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting the Software

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Products at any stage of development (the "Software Components") were written, developed and created solely and exclusively by employees of Seller without the assistance of any third party, or were created by third parties who assigned ownership of their rights to Seller in valid and enforceable agreements, which are set forth on SCHEDULE 4. Seller has at all times used commercially reasonable efforts to treat the Software Products and Software Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain.

                    (h) The Patent Application was timely filed, in light of any prior disclosure, offer for sale, use, reduction to practice or other activity relevant thereto, and all filing fees with respect to the Patent Application have been paid. Except as set forth in SCHEDULE 4.7(h), Seller has received no action, correspondence or other communication from the U.S. Patent and Trademark Office with respect to the Patent Application. The Patent Application correctly identifies the inventors of the inventions disclosed and claimed in the Patent Application, and each such inventor has duly assigned his or her right, title and interest in the Patent Application, and inventions claimed thereunder, to Seller. Seller owns all right, title and interest in and to the Patent Application. Seller is unaware of any prior art or patent which would bar the issuance of a patent based upon each claim of the Patent Application, or which would otherwise invalidate any claim of the Patent Application. Seller is unaware of any patent or other intellectual property under which a license is required to practice the methods and inventions disclosed in the Patent Application.

                    (i) The L&H License is in full force and effect. Seller is not in material breach of any provision of the L&H License, and has performed in all material respects all obligations of LICENSEE (as defined in the L&H License) under the L&H License. There is no outstanding or, to Seller's knowledge, threatened dispute or disagreement with respect to the L&H License. Seller has prepaid $500,000 to Lernout & Hauspie under the L&H License as prepaid royalties. As of the Closing Date, no amountof royalty have been earned by or credited to Lernout & Hauspie under the L& H License. The only actions required to assign the L&H License to Purchaser are notifying Lernout & Hauspie in writing of the transaction and delivering the Bill of Sale attached hereto as EXHIBIT A. Seller is the successor-in-interest of all right, title and interest of Omnicontact Corporation under the L&H License and has full power and authority to exercise the rights of LICENSEE under the L&H License.

                    (j) Each person currently or formerly employed by Seller (including independent contractors, if any) that has or had access to confidential information of Seller relating to the Software Products has executed a confidentiality and non-disclosure agreement in the form previously provided to Purchaser. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Seller and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles or the exercise of judicial discretion in accordance with such principles.

                    (k) No product liability or warranty claim with respect to any Software Products has been communicated to or, to the knowledge of Seller, overtly threatened against Seller nor, to

                                        9

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the best of Seller's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for any such claim. Seller has provided to Purchaser an accurate list of all known errors or "bugs" in the Software Products.

                    (l) Seller has no debt obligation for borrowed money that could now or hereafter give rise to a claim against the Software Products or the Intangible Assets.

          4.8       Tax Matters.

                    (a) All material Tax Returns required to be filed by or on behalf of Seller with any Governmental Body on or before the date hereof (the "Seller Returns") (i) have been filed in a timely manner, and (ii) have in all material respects been accurately and completely prepared in compliance with all applicable legal requirements. All material amounts shown on the Seller Returns to be due on or before the date thereof have been paid. Seller has delivered to Purchaser copies of all Seller Returns filed since the date of Seller's formation and such copies are accurate and complete in all material respects.

                    (b) Each material Tax required to have been paid, or claimed by any Governmental Body to be payable, by Seller (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any material Tax required to have been withheld or collected by Seller has been duly withheld and collected on a timely basis; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body on a timely basis.

                    (c) Seller's financial statements provided to Purchaser fully accrue all actual and contingent liabilities for material Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.

                    (d) No Seller Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 4.9(d) of the Disclosure Schedule, there has been no examination or audit of any Seller Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. Seller has delivered to Purchaser accurate and complete copies of all audit reports and similar documents (to which Seller has access) relating to Seller Returns. No extension or waiver of the limitation period applicable to any of Seller Returns has been granted (by Seller, or any other Person), and no such extension or waiver has been requested from Seller.

                    (e) No claim or Legal Proceeding is pending or, to the knowledge of Seller, has been threatened against or with respect to Seller in respect of any material Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Seller. There are no liens for Taxes upon any of the assets of Seller, except liens for current Taxes not yet due and payable. Seller will not be required to include any adjustment in its taxable income for any tax period (or portion thereof) as a result of transactions or events occurring, or

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accounting methods employed, prior to the date hereof or as of the Effective
Date.

                    (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Seller that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Seller is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

                    (g) Except as set forth in Part 4.9(g) of the Disclosure Schedule, since Seller's formation, (i) no Governmental Body has asserted any claim or otherwise made any allegation that Seller has failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) Seller has not engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of Seller to pay any sales tax, use tax or similar Tax.


                    (h) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections
6662. Seller (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) does not have any liability for the Taxes of any other person under Reg. Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                    (i) Except as set forth in Part 4.9(i) of the Disclosure Schedule, Seller is not a party to an Advance Pricing Agreement (or any similar agreement under foreign law) and all transactions between Seller (and any other commonly controlled parties) have been in accordance with the arm's length standard in compliance with Code section 482 and the treasury regulations thereunder.

                    (j) Seller is not regularly engaged in the business of making sales at retail as contemplated by Chapter 64H, Section 1 of the General Laws of Massachusetts.

                    (k) Except as set forth on schedule 4.9(k), Seller has not issued stock or securities in exchange for services to any employee or service provider. All outstanding shares of stock of Seller is, and has at all times since its issuance been, fully vested and not subject to a substantial risk of forfeiture (as defined in section 83 of the Code and the Regulations thereunder), including any right of repurchase by the Seller.



          4.9       INVESTMENT REPRESENTATIONS; LEGENDS.

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

                    (a) Seller understands that the Purchaser Common Stock has not been registered under the Securities Act, or under any state securities laws, and will be issued pursuant to exemptions from registration contained in the Securities Act and such state securities laws based in part upon the representations of Seller contained herein.

                    (b) Seller is acquiring the Purchaser Common Stock solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof.

                    (c) Seller is a sophisticated investor experienced in investing in and able to fend for itself. Seller is able to bear the economic risk of the purchase of the Purchaser's Common Stock, including a complete loss of Seller's investment. Seller has been afforded an opportunity to ask such questions of Purchaser's officers, employees, agents, accountants and representatives concerning Purchaser's business, operations, financial condition, assets, liabilities and other relevant matters as it has deemed necessary or desirable.

                    (d) Seller understands that each certificate or other instrument representing the Purchaser's Common Stock may be endorsed with the following legends:

                              (i)       FEDERAL LEGEND. THE SECURITIES
REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, SATISFACTORY TO BUYER, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

                              (ii)      OTHER LEGENDS. Any other legends
required by the California Law or other applicable state laws.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          5.1 ORGANIZATION. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a foreign corporation and is in good standing in California.

          5.2 AUTHORIZATION. This Agreement and all of the Ancillary Documents to which Purchaser is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed by Purchaser and constitute, or will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Purchaser has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of Purchaser has been taken to authorize the execution and delivery of the Agreement and the Ancillary Documents.

          5.3 NO CONFLICTS; CONSENTS. The execution and delivery of this Agreement and the Ancillary Documents by Purchaser do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the Certificate of Incorporation or By-laws of Purchaser, (ii) any judgment, order, rule, law or regulation of any court or governmental authority, foreign or domestic, or (iii) any provision of any agreement, instrument or understanding to which Purchaser is a party or by which Purchaser is bound. No consent of any third party or any governmental authority is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

          5.4 VALID ISSUANCE. The Purchaser Common Stock to be issued in connection at the Closing will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

          5.5       SEC FILINGS; FINANCIAL STATEMENTS.

                    (a) Purchaser has filed with the SEC and has heretofore made available to the Seller true and complete copies of each report, registration statements and definitive proxy statement required to be filed by Purchaser from December 31, 1998 until the date of this Agreement under the Exchange Act (collectively, the "Purchaser SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its subsidiaries for the periods covered thereby.

          5.6 ACCURACY OF MATERIAL FACTS; COPIES OF MATERIALS. No representation, warranty or covenant of Purchaser contained in this Agreement or in the Ancillary Documents contains or shall contain any untrue statement of a material fact or omits to state material facts necessary in order to make the statements contained therein not misleading.

          5.7 LITIGATION AND CLAIMS. There are no claims, actions, suits, proceedings or investigations in progress or pending before any court or governmental agency, against or relating to this transaction, nor, to the best of Purchaser's knowledge, any threat thereof. Purchaser is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to this transaction.

          5.8 FINANCING. Purchaser has (or at the Closing Date will have) the financial resources necessary to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    COVENANTS

6.1  TAX MATTERS. Seller covenants and agrees as follows:

     (a)       TAXES. Seller shall pay when due all (i) Transfer Taxes and
(ii) all other Taxes, in each case imposed on the Seller arising out of the transactions described in this Agreement.

     (b) TAX ELECTIONS. Seller will make no new elections with respect to material Taxes, or any changes in current elections with respect to material Taxes, affecting the purchased assets after the date of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

     (c) CLEARANCE CERTIFICATE. Seller shall, within 90 days of the Effective Date, provide Purchaser with a waiver from the commissioner of the lien described in section 51 of Chapter 62C of the General Laws of Massachusetts.

     (d) COOPERATION AND RECORDS RETENTION. Seller shall use best efforts to (i) retain and provide the Purchaser with any records or other information which may be relevant to any Tax Return required to be filed by or on behalf of Purchaser for any period ending on or after the Closing Date, and to any audit or examination, proceeding or determination related thereto, and (ii) provide the Purchaser with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Purchaser Tax Return for any such period. Without limiting the generality of the foregoing, Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns of Seller, supporting work schedules and other records or information which may be relevant to such Purchaser returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Purchaser with a reasonable opportunity to review and copy the same.

          (e) PREPARATION OF W-2'S, ETC. Seller shall withhold and pay over to the appropriate tax authorities all applicable federal and state income and employment taxes (including but not limited to FICA, FUTA, Medicare and state disability insurance) and penalties and interest thereon required to be withheld by Seller or otherwise required to be paid by Seller in connection with: the issuance, if any, of Purchaser's securities to any employees of Seller in connection with the transactions described in this Agreement.

          (f) R&D CREDIT. Seller will use commercially reasonable efforts to provide to Purchaser upon request all information necessary in order to permit Purchaser to apply the provisions of Section 41(f)(3)(A) of the Code.



                                   ARTICLE VII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

          7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in this Agreement shall survive the Closing Date for a period equal to the date that is the first anniversary of the Closing Date. After the expiration of such period, such representations and warranties shall expire and be of no further force and effect, except as follows: (i) representations and warranties contained in Article VIII shall survive the Closing Date indefinitely; (ii) unless a claim or claims with respect thereto shall have been asserted under this Article VII, in which case, they shall survive until such claim is finally determined and paid, and (iii) unless a claim or claims shall be based on fraud.

          7.2       INDEMNIFICATION.

                    (a)       Subject to the terms and conditions of this
Article VII, Seller agrees to indemnify, defend and hold harmless Purchaser, its agents, shareholders, officers, directors, employees, consultants and attorneys (all such persons and entities being collectively referred to as the "Purchaser Group") from, against any and all loss, demand, action, cause of action, assessment, damage, liability, cost or expense, including without limitation, interest, penalties and reasonable attorneys' and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof ("Losses") asserted against, relating to, imposed upon or incurred by Purchaser and/or any other member of the Purchaser Group by reason of, resulting from, based upon or arising out of any of the following (collectively, "Indemnifiable Losses"):

                    (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Seller contained in or made pursuant to this Agreement or any Schedule or Ancillary Document delivered by Seller in connection herewith;

                    (ii) a material breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement;

                    (iii)     any Excluded Liability; or

                    (iv)      any breach by Seller of this Article VII.

          (b) The obligation of Seller to indemnify members of the Purchaser Group for any Indemnifiable Losses is subject to the condition that Seller shall have received an Indemnification Claim for all Indemnifiable Losses for which indemnity is sought on or before the first anniversary of the Closing Date.

          (c) The provisions of Section 7.2(b) above shall not limit, in any manner, Seller's obligation to indemnify members of the Purchaser Group for any breach of any covenant or agreement of Seller to be performed by Seller following the Closing, including, without limitation, Seller's obligation to perform and discharge all Excluded Liabilities or Seller's obligations of confidentiality pursuant to Section 8.7 of this Agreement, or Seller's obligation to indemnify members of the Purchaser Group for claims based on fraud.

          7.3       PROCEDURES FOR INDEMNIFICATION.

          (a) As used in this Article VII, the term "Indemnitee" means any member of the Purchaser Group.

          (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to Seller requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall attach relevant documentation related to the Indemnification Claim), the amount of the asserted Indemnifiable Losses and, in the case of a Third Party Claim (as defined below), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

          (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.4 hereof shall be observed by Indemnitee and Seller.

          (d) If the Indemnification Claim involves a matter other than a Third Party Claim, Seller shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Seller, and the Indemnification Claim shall thereafter be paid by Seller in accordance with
Section 7.3((e)) hereof. If an objection is timely delivered by Seller and the dispute is not resolved within 20 business days from the delivery of such objection (the "Negotiation Period"), such dispute shall be resolved in accordance with the provisions of Section 8.1 hereof.

                    (e) Upon determination of the amount of an Indemnification Claim, whether by (i) an agreement between Seller and Indemnitee, (ii) an arbitration award, or (iii) a final judgment (after expiration of all periods for appeal of such judgment) or other final nonappealable order, Seller shall pay the amount of such Indemnification Claim by check within 10 days of the date such amount is determined.

          7.4 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

                    (a) Indemnitee shall give Seller written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and Seller will undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by Seller shall be an acknowledgment by Seller that such Third Party Claim is subject to indemnification under the provisions of this Article VI and that such provisions are binding on Seller. If, however, Seller fails or refuses to undertake the defense of such Third Party Claim within 10 days after written notice of such claim has been delivered to Seller by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 7.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 7.3((a)) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Seller of a Third Party Claim shall not release Seller from Seller's obligations hereunder, except to the extent Seller is prejudiced by such failure.

                    (b) Indemnitee and Seller shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

          7.5 SETTLEMENT OF THIRD PARTY CLAIMS. Unless Seller has failed to fulfill its obligations under this Article VI, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Seller, which consent shall not be unreasonably withheld or delayed. If Seller has assumed the defense of a Third Party Claim as contemplated by
Section 7.4((a)), no settlement of such Third Party Claim may be made by Seller without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

          7.6 EXCLUSIVE REMEDY; LIMITATIONS. Absent fraud, willful misrepresentation, or willful deceit, from and after the Closing Date, recourse of the Indemnitee to the Escrow Amount in the Escrow Fund shall be the sole and exclusive remedy of the Indemnitee for Indemnifiable Losses relating to any claim relating to this Agreement. SwiftTouch shall not be required to make any indemnification, compensation or reimbursement payment pursuant to Section 7.2 until such time as the total amount of all Indemnifiable Losses incurred by the Indemnitees exceeds $50,000. If the total amount of such Indemnifiable Losses exceeds $50,000, then the Indemnitees shall be entitled to be indemnified against all Damages and not only for the portion of such Indemnifiable Losses exceeding $50,000; provided, that any such amounts shall be decreased by the amount of any insurance proceeds payable in respect of the Indemnifiable Loss actually received.


                                  ARTICLE VIII

                                     GENERAL

          8.1 GOVERNING LAW; JURISDICTION. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any disputes arising under this Agreement shall be resolved in the federal or state courts located in Santa Clara County, California, and the parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts.

          8.2       RESTRICTIONS ON SALE OF PURCHASER COMMON STOCK.

                    (a)       The registration rights granted to Seller under
Section 2.3 are not transferable to any other person or entity, except by operation of law or to a trust for the benefit of Seller or to a partner or other affiliate or an employee, shareholder or creditor of Seller.

                    (b) Seller agrees, by acquisition of the Purchaser Common Stock, that, upon receipt of a written notice from Purchaser of (x) the happening of any event which makes any statements made in the registration statement or related prospectuses filed pursuant to Section 2.3, or any documents incorporated or deemed to be incorporated therein by reference, untrue in any material respect or which requires the making of any changes in such registration statement or prospectus so that, in the case of such registration statement it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make, the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) that, in the reasonable and good faith judgment of Purchaser's Board of Directors, it is advisable to suspend use of the prospectus for a discrete period of time due to undisclosed material pending corporate developments, Seller will forthwith discontinue, for a period not to exceed 30 days, disposition of such Purchaser Common Stock covered by such registration statement or prospectus until Seller is advised in writing by Purchaser that use of the applicable registration statement or prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such registration statement or prospectus. Purchaser shall use all reasonable efforts to insure that the use of the registration statement or prospectus may be resumed as soon as practicable, and in any event shall not be entitled to require Seller to suspend use of any registration statement or prospectus for more than two non-consecutive 30 day periods in any twelve month period.

                      (c) Seller hereby agrees that it shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of more than 35,000 shares of Purchaser Common Stock in any two week period (other than transfers to those persons set forth in subsection (a) above who agree to be similarly bound). In order to enforce the foregoing covenant, Purchaser may impose stop-transfer instructions with respect to the Purchaser Common Stock issued to Seller.

                    8.3 REGISTRATION RIGHTS. Purchaser agrees that it will:

                      (a) As promptly as practicable after it is necessary to do so, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use its best efforts to cause each such amendment to become effective as promptly as practicable after it is filed, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                      (b) A reasonable number of days prior to filing any registration statement, prospectus or amendment or supplement thereto with the Commission, furnish a copy of such registration statement, prospectus or amendment or supplements to Seller for Seller's review.

                      (c)       Furnish to Seller such number of
prospectuses, preliminary prospectuses, final prospectuses and such other documents as Seller may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold by Seller.

                    (d) Notify Seller, (A) of the time when such registration statement has become effective, and (B) at any time when a prospectus is required to be delivered under the Securities Act in connection with such registration statement (1) of the happening of any event as a result of which such registration statement, such prospectus, any prospectus supplement or any document incorporated by reference in any of the foregoing contains an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (2) that Purchaser is in possession of material information that it deems advisable not to disclose in a registration statement.

                    (e) Advise Seller promptly after Purchaser shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal (at the earliest practicable date) if such stop order should be issued.

                    (f) Apply for listing and use its best efforts to list the Registrable Securities being registered on any national securities exchange on which a class of Purchaser's equity securities is listed or, if Purchaser does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its best efforts to qualify the Registrable Securities being registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc.

                    (g) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Securities Exchange Act of 1934, as amended.

                    (h) All Registration Expenses incurred in connection with any registration proceedings pursuant to Section 1.2 will be borne by Purchaser. Seller shall pay all Selling Expenses. For purposes of this Section 8.3, "Registration Expenses" means all expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 8.3, fees and expenses of compliance with securities or blue sky laws, including, without limitation, all registration, filing and qualification fees, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for Purchaser, expenses of any special audits incidental to or required by such registration. "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Purchaser Common Stock.



          8.4 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that Purchaser may assign its rights under this Agreement to any successor of Purchaser through any merger or consolidation, or purchase of all or substantially all of Purchaser's stock or all or substantially all of Purchaser's assets. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          8.5 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.

          8.6 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

          8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

          8.8 CONFIDENTIALITY. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae included in the Software Products and Intangible Assets. Seller agrees that it will not make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business and will use reasonable efforts to ensure that its employees and consultants do not make use of, disseminate, or in anyway disclose Confidential Information to any person, firm or business. Seller will immediately give notice to Purchaser of any unauthorized use or disclosure of the Confidential Information of which it becomes aware.

          8.9       EXPENSES; NO BROKERS.

                    (a) The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

                    (b) Each party represents and warrants to the other that no person has acted as a broker, finder or in any similar capacity in connection with the transactions contemplated hereby. Each party shall indemnify the other against, and agrees to hold the other harmless from, all liabilities and expenses (including reasonable attorneys' fees) in connection with any claim by any person for compensation as a broker, finder or in any similar capacity, by reason of services allegedly rendered to the indemnifying party in connection with the transactions contemplated hereby.

          8.10 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

          8.11 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein.

          8.12 NOTICES. All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier, (iii) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (i) or (ii)), properly addressed to the parties at the following addresses:

                  Seller:





                  Purchaser:        Puma Technology, Inc.
                                    2550 North First Street, #500
                                    San Jose, California  95131
                                    Attention:  Karen Ammer
                                    Telephone No.: (408) 321-7650
                                    Facsimile: (408) 321-3886

                           WITH A COPY TO:

                                    General Counsel Associates LLP
                                    1891 Landings Drive Mountain View, CA 94043
                                    Attention: Adele C. Freedman
                                    Telephone: (650) 428-3900
                                    Facsimile: (650) 428-3901

          Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

          8.13      CONSTRUCTION AND INTERPRETATION OF AGREEMENT.

                    (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party.

                    (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

          8.14 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

          8.15 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on November 7, 2000.

                                                  PUMA TECHNOLOGY, INC.


                                                  By:
                                                         Name:
                                                         Title:

                                                  SWIFTTOUCH CORPORATION


                                                  By:
                                                         Name:
                                                         Title: